Exhibit 99.1

Overseas Shipholding Group, Inc.

Saltchuk Welcomes Overseas Shipholding Group to Its Family of Companies

Seattle, WA, Tampa, FL- July 10, 2024 – Saltchuk Resources, Inc. (“Saltchuk”) today announced that it has successfully completed its previously announced tender offer to acquire all of the outstanding shares of common stock of Overseas Shipholding Group, Inc. (NYSE: OSG) not already owned by Saltchuk for a purchase price of $8.50 per share in cash, an enterprise value of approximately $950 million. The transaction closed this morning, and OSG is now a wholly owned subsidiary of Saltchuk.

“With OSG, Saltchuk now numbers more than 8,500 people who share one thing in common: every day we strive to safely, responsibly, and reliably perform our services,” Saltchuk Chairman Mark Tabbutt stated. “As with our other businesses, OSG will remain standalone and independently managed. We look forward to working alongside the OSG team as we move forward together.”

OSG joins Saltchuk as its seventh business unit, adding energy shipping to its diversified lines of business which include domestic shipping, international shipping, logistics, marine services, energy distribution, and air cargo.

Sam Norton, OSG’s President and Chief Executive Officer remarked, “The transaction with Saltchuk marks a significant development in the long history of OSG and we are very pleased that it has been successfully completed. Leadership at both of our companies sees the value of having our business lie within the Saltchuk family of companies, an organization committed to sustaining the important role of the domestic maritime industry within the USA. The entire team at OSG looks forward to our future together.”

The proposed transaction was announced May 20, 2024 and the expiration of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was announced on June 26th.

Computershare Inc. and Computershare Trust Company, N.A., acting as joint depositary and paying agent for the tender, have advised that, as of the expiration of the tender offer, approximately 47,770,076 shares of OSG common stock were validly tendered and not validly withdrawn pursuant to the tender offer, representing approximately 66% of the issued and outstanding shares of OSG common stock , which percentage does not include Saltchuk’s holdings.

As a result of the completion of the transaction, prior to the opening of trading on the New York Stock Exchange on July 10, 2024, all shares of OSG common stock will cease trading, and the OSG shares will subsequently be delisted from NYSE and deregistered under the Securities Exchange Act of 1934, as amended.

About Saltchuk Resources, Inc.

Saltchuk is a privately owned family of diversified freight transportation, marine service, and energy distribution companies, with consolidated annual revenue of approximately $5.5 billion and 8,500 employees. We believe in – and champion – the inherent value of our companies’ individual brands. The Corporate Home provides leadership and resources to our companies but not direct management of their operations. Saltchuk is a values-driven organization. We put safety first. We are reliable – we take care of our customers and conduct business with honesty and integrity. We are committed to each other, to protecting our environment, and to contributing to our communities in a work environment where anyone would be proud for their children to work. Additional information about Saltchuk, which is headquartered in Seattle, is available at www.saltchuk.com.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (“OSG”) provides liquid bulk transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG’s 21 vessel U.S. Flag fleet consists of Suezmax crude oil tankers, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Contact

Susan Allan

sallan@osg.com